SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 31, 2001

CABLEVISION SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State of Incorporation)

1-14764 (Commission File Number)	11-3415180 (IRS Employer Identification Number)

1111 Stewart Avenue, Bethpage, New York 11714
(Address of Principal Executive Offices)

Registrants’ telephone number, including area code:
(516) 803-2300

ITEM 5.	OTHER EVENTS

The MGM Transaction

        On January 31, 2001, Cablevision Systems Corporation (“Cablevision”) signed a definitive agreement with Metro-Goldwyn-Mayer Inc. (“MGM”) pursuant to which a subsidiary of MGM will invest $495 million in American Movie Classics Company (“AMCC”) and $330 million in Bravo Company (“Bravo”) and become a 20% partner in each partnership. Subsidiaries of Rainbow Media Holdings, Inc. (“RMHI”) will remain as partners in AMCC and Bravo and will own an aggregate 80% interest in each. By making the investment, MGM will also acquire an indirect 20% interest in WE: Women’s Entertainment (formerly Romance Classics), which is owned by AMCC, and an indirect 20% interest in The Independent Film Channel, which is owned by Bravo.

        From the proceeds of the MGM investment approximately $365 million will be used to repay AMCC bank debt, approximately $295.5 million will be distributed to RMHI to repay indebtedness of RMHI that is owed to Cablevision (which debt would be attributed to the Rainbow Media Group under the tracking stock proposal), and the balance will be retained by AMCC and Bravo for working capital and other purposes.

         RMHI subsidiaries that are partners in AMCC and Bravo will have exclusive management rights, except that the MGM Partner will have approval rights over:

•	related party transactions other than (1) pursuant to existing contracts and renewals, replacements and extensions thereof on generally consistent terms, (2) other transactions on arms’-length terms, and (3) allocation of indirect expenses of RMHI and its affiliates on a basis substantially consistent with the current policy for allocating those expenses,

•	non-proportionate partnership distributions,

•	a change in the structure of the partnerships that results in the partnerships ceasing to be treated as partnerships for tax purposes,

•	amendments to governing documents of the partnerships that detract from the MGM partner’s rights (other than the impact of the admission of new partners), and

•	a decision to declare bankruptcy or consent to certain bankruptcy events.

         All distributions to the partners will be on the basis of their partnership interests and the partnerships will be required to distribute all cash flow from operations in excess of amounts reasonably anticipated by the managing partner to be needed for the operation, development and growth of the current or future businesses of the partnership (including reasonable reserves).

         Partners will be free to transfer their partnership interests. The MGM partner will consult with the managing partner of the partnership before entering into an agreement to sell its interest. The MGM partner will have the right to “tag-along” on the sale of any partnership and RMHI will have the right to “drag-along” the MGM partner on any such transaction. Partners will be free to engage in any businesses or ventures without the partnerships and to compete with the partnerships.

         The MGM partner will have the one-time right in 2006 to put its interests in the partnerships to RMHI if cumulative earnings before interest, depreciation, taxes and amortization from January 1, 2002 to December 31, 2005 are less than 76% of the currently forecast amounts. The put price will be based on fair market value and can be satisfied in cash, shares of Rainbow Media Group Class A Tracking Stock, shares of Cablevision Class A Common Stock, or a 30-day promissory note of RMHI, or any combination of the foregoing at RMHI's option.

         The transaction is subject to receipt of any necessary approvals and is expected to close not later than April 2, 2001. There can be no assurance that the MGM transaction will be consummated on a timely basis, or at all.

Relationship to Tracking Stock Proposal

         The MGM transaction will have no impact on the tracking stock proposal described in our Proxy Statement dated October 10, 2001. We still anticipate that the Rainbow Media Group tracking stock will reflect all of our indirect interest in AMCC and Bravo through the tracking stock issuance. Upon consummation of the MGM transaction, our indirect interest in AMCC and Bravo will be reduced by the 20% partnership interest to be held by the MGM partner.

Adjourned Special Meeting; Voting

         The Special Meeting to consider and vote on the tracking stock proposal has been adjourned until 10:00 A.M., New York time, on February 16, 2001 at our principal executive offices, 1111 Stewart Avenue, Bethpage, New York 11714.

ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS
99.1.	Letter Agreement, dated January 31, 2001, among Cablevision Systems Corporation, Rainbow Media Holdings, Inc., Metro-Goldwyn-Mayer, Inc., American Movie Classics Holding Corporation, AMC II Holding Corporation, Bravo Holding Corporation and Bravo II Holding Corporation.

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CABLEVISION SYSTEMS CORPORATION
By:	/s/ Andrew B. Rosengard

	Name: Title:	Andrew B. Rosengard Executive Vice President, Finance and Controller

Dated: February 5, 2001